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                                                               EXHIBIT 1.(D)

                   AMERICAN GENERAL SERIES PORTFOLIO COMPANY

                                 Amendment One
                                     To The
                           Articles of Incorporation
                                       Of
                   American General Series Portfolio Company


     American General Series Portfolio Company, a Maryland corporation, having its principal office in Baltimore City, Maryland (hereafter called the "Corporation"), hereby amends, effective October 1, 1991, its Articles of Incorporation, as supplemented by Articles Supplementary dated April 6, 1990 and September 21, 1990 ("Articles of Incorporation"), to redesignate and reclassify the one hundred million (100,000,000) issued and unissued shares of the Corporation which were divided and classified as the class of common stock bearing the designation Capital Accumulation Portfolio into a class of common stock bearing the designation MidCap Index Portfolio and to classify one hundred million (100,000,000) unissued and undesignated shares of the Corporation into a class of common stock bearing the designation International Government Bond Portfolio. All of such shares have the powers, preferences, other special rights, qualifications, restrictions and limitations set forth in Article V Section (2) of the Articles of Incorporation.

     ARTICLE V, Section (1) of the Corporation's Articles of Incorporation are amended to read as follows:

     (1) The total number of shares of stock which the Corporation has authority to issue is two billion (2,000,000,000) shares of capital stock of the par value of $0.01 each, and of the aggregate par value of twenty million dollars ($20,000,000). One billion (1,000,000,000) of such shares shall be issued in the following classes of common stock comprising 100 million shares each and bearing the following designations, provided, however, that the Board of Directors may increase or decrease any such number of shares:

                MidCap Index Portfolio               100,000,000
                Timed Opportunity Portfolio          100,000,000
                Money Market Portfolio               100,000,000
                Capital Conservation Portfolio       100,000,000
                Government Securities Portfolio      100,000,000
                Quality Growth Portfolio             100,000,000
                Stock Index Portfolio                100,000,000
                International Equities Portfolio     100,000,000
                Social Awareness Portfolio           100,000,000
                International Government
                  Bond Portfolio                     100,000,000
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          The Board of Directors shall have the authority to classify or reclassify and issue authorized stock in such other classes as it may determine, each comprising such number of shares and having such designations, powers, preferences and rights and such qualifications, limitations and restrictions thereof, as may be fixed or determined from time to time by resolution or resolutions providing for the issuance of such stock. The Board of Directors may increase or decrease the number of shares of any class provided that it may not decrease the number of shares of any class below the number of shares thereof then outstanding.

     IN WITNESS WHEREOF, American General Series Portfolio Company has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on the 30th day of September, 1991 to be effective on the 1st day of October, 1991.



                                       AMERICAN GENERAL SERIES
WITNESS:                                 PORTFOLIO COMPANY



  /s/ CYNTHIA A. TOLES                 By  /s/ STEPHEN D. BICKEL
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Cynthia A. Toles, Secretary              Stephen D. Bickel, President